July 2007
Filed pursuant to Rule 433 / June 25, 2007
Relating Preliminary Pricing Supplement No. 320 dated
June 25, 2007 to Registration Statement No. 333-131266
Structured Investments
Opportunities in Equities
Bear Market Auto-Callable Securities due February 10, 2009
Based Inversely on the Value of the S&P 500® Index
Bear Market Auto-Callable Securities offer the opportunity for investors to take a bear market view on an index and earn a relatively high fixed redemption amount if the underlying index value is at all below its initial index value on any one of the specified determination dates.  Investors must be comfortable with the risk of losing some or all of their principal and be willing to forgo interest payments and potential returns greater than the fixed returns.
SUMMARY TERMS
Issuer:		Morgan Stanley
Underlying index:		S&P 500® Index (the “SPX Index”)
Aggregate principal amount:		$
Stated principal amount:		$10 per security
Issue price:		$10 (see “Commissions and issue price” below)
Pricing date:		July , 2007
Original issue date:		July , 2007
Maturity Date:		February 10, 2009
Determination dates:		Quarterly, beginning on November 5, 2007 as follows: #1: November 5, 2007 #2: February 5, 2008 #3: May 5, 2008 #4: August 5, 2008 #5: November 5, 2008 Final: February 5, 2009
Early redemption payment:
If, on any of the first five quarterly determination dates, the index closing value is less than the initial index value, the securities will be automatically redeemed on the third business day following the related determination date for the respective cash payment as follows:
•  1st determination date:                                                  $10.38 to $10.40
•  2nd determination date:                                                  $10.75 to $10.80
•  3rd determination date:                                                  $11.13 to $11.20
•  4th determination date:                                                  $11.50 to $11.60
•  5th determination date:                                                  $11.88 to $12.00
The actual cash payment amount will be determined on the pricing date.

Payment at maturity (per Security):
If the securities have not previously been redeemed, you will receive at maturity a cash payment as follows:
If the index closing value on the final determination date is:
•  Less than the initial index value:  $12.25 to $12.40 (as determined on the pricing date),
•  Greater than or equal to the initial index value but the index value has not increased to or above the trigger level at any time during the observation period:  the $10 stated principal amount, or
•  Greater than or equal to the initial index value and the index value has increased to or above the trigger level at any time during the observation period:
$10 times the index performance factor, which may result in a loss of some or all of your investment.

Trigger level:		120% of the initial index value
Index performance factor:		1 – [(final index value – initial index value) / initial index value]
Initial index value:		The index closing value on the pricing date
Final index value:		The index closing value on the final determination date
Observation period:		The period of regular trading hours for the underlying index from but excluding the pricing date to and including the final determination date.
CUSIP:		617475611
Listing:
Application will be made to list these securities on the American Stock Exchange LLC under the ticker symbol “SIH”, subject to meeting the listing requirements.  We do not expect to announce whether these securities will meet such requirements prior to the pricing of these securities.  If accepted for listing, these securities will begin trading the day after the pricing date.

Agent:		Morgan Stanley & Co. Incorporated (“MS & Co.”)
Calculation agent:		MS & Co.
Commissions and issue price:		Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
	Per security	$10	$0.175	$9.825
	Total	$	$	$
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by that investor.  The lowest price payable by an investor is $9.925 per security.  Please see “Syndicate Information” on page 5 for further details.

(2)
For additional information, see “Supplemental Information Concerning Plan of Distribution” in the accompanying preliminary pricing supplement and “Plan of Distribution” in the accompanying prospectus supplement.

You should read this document together with the preliminary pricing supplement describing this offering, and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Preliminary Pricing Supplement dated June 25 2007
Prospectus Supplement dated January 25, 2006
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Bear Market Auto-Callable Securities due February 10, 2009
Based Inversely on the Value of the S&P 500® Index

Investment Overview

The Bear Market Auto-Callable Securities due February 10, 2009, Based Inversely on the Value of the S&P 500® Index, which we refer to as the securities, are designed for investors who seek fixed positive returns if the SPX Index is at all below the initial index value on any one of the six determination dates (including the final determination date).  An early redemption will occur if the SPX Index is below the initial index value on any of the first five determination dates.  If an early redemption does not occur, the securities will be redeemed at maturity.

If, on the final determination date, the SPX Index has increased from the initial index value, the securities will redeem for the stated principal amount unless the SPX Index has increased to or above the trigger level at any time during the observation period.  In that case, the securities will redeem for less than the stated principal amount by an amount proportionate to the increase in the SPX Index on the final determination date above the initial index value, which means investors will lose some or all of their investment.

Investors in the securities must be willing to accept the risk of loss of principal, and be willing to forgo interest payments and potential returns greater than the fixed returns.

SPX Index Recent Data Overview

Underlying index information as of close on June 20, 2007:

Bloomberg Ticker:	SPX
Current Index Value:	1,512.84
52 Weeks Ago:	1,240.12
52 Week High:	1,540.56
52 Week Low:	1,224.54

The following graph illustrates the historical percentage change in the index closing value from January 1, 2002 through June 20, 2007.  We obtained the information below from Bloomberg Financial Markets, without independent verification.  The historical performance of the underlying index cannot be taken as an indication of future performance.

Percentage Change in Value of the SPX Index
January 1, 2002 through June 20, 2007

For additional information about the SPX Index, see the information set forth under “Information about the S&P 500® Index” on page 11 and “Description of Securities—The Index” in the accompanying preliminary pricing supplement.

July 2007	Page 2

Bear Market Auto-Callable Securities due February 10, 2009
Based Inversely on the Value of the S&P 500® Index

Key Investment Rationale

The securities offer investors an opportunity to capture fixed positive returns if the SPX Index has declined from its initial value on any of the six determination dates, regardless of the extent of the decline.

Scenario 1
On any of the first five determination dates, the index closing value is less than the initial index value.  In this scenario, each security redeems for the early redemption payment associated with the specific determination date on which the securities redeem.  The positive return will be approximately a 15% to 16% annualized return.

Scenario 2
The securities are not automatically redeemed prior to maturity and the final index value on the final determination date is less than the initial index value.  In this scenario, the payment at maturity for each security provides investors with a positive return of 22.50% to 24.00% of the stated principal amount (approximately 15% to 16% annualized return).  The securities would yield a greater return than would a direct short position on the SPX Index, but only if the SPX Index were to decline by less than 22.50% to 24.00% by the final determination date.

Scenario 3
(i) The securities are not automatically redeemed prior to maturity and (ii) the final index value is greater than the initial index value but (iii) the index value has not increased to or above the trigger level at any time during the observation period.  In this scenario, the payment at maturity for each security will be the stated principal amount.

Scenario 4
(i) The securities are not automatically redeemed prior to maturity and (ii) the final index value is greater than the initial index value and (iii) the index value has increased to or above the trigger level at any time during the observation period.  In this scenario, the payment at maturity for each security will be less than the stated principal amount by an amount proportionate to the percentage increase in the SPX Index from the initial index value at the final determination date, and investors will lose some or all of their investment.

Summary of Selected Key Risks (see page 9)
■	No guaranteed return of principal
■	No interest payments
■	Appreciation potential is limited by the maximum payment at maturity
■	Secondary trading may be limited, and the inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices
■	The early redemption feature may limit the term of your investment to as short as three months. If the securities are redeemed early, you may not be able to reinvest at comparable terms or returns
■	The market price of the securities will be influenced by many unpredictable factors, including the value and volatility of the underlying index and the stocks underlying the underlying index
■	Adjustments to the SPX Index by the index publisher could adversely affect the value of the securities
■	The U.S. federal income tax consequences of an investment in the securities are uncertain
■	Economic interests of the calculation agent may be potentially adverse to investors
■	Credit risk to Morgan Stanley whose credit rating is currently Aa3/A+

July 2007	Page 3

Bear Market Auto-Callable Securities due February 10, 2009
Based Inversely on the Value of the S&P 500® Index

Fact Sheet

The securities offered are senior unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the preliminary pricing supplement, the prospectus supplement and the prospectus.  At maturity, an investor will receive for each stated principal amount of securities that the investor holds, an amount in cash that may be more or less than the stated principal amount based upon the closing value of the underlying index on the final determination date, subject to the automatic early redemption of the securities for a specified cash amount prior to maturity.  The securities are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.

Expected Key Dates
Pricing date:	Original issue date(settlement date):	Maturity date:
July , 2007	July , 2007 (5 trading days after the pricing date)	February 10, 2009

Key Terms
Issuer:	Morgan Stanley
Underlying index:	S&P 500® Index (the “SPX Index”)
Underlying index publisher:	Standard & Poor’s® Corp.
Aggregate principal amount:	$
Issue price:	$10 per security. See “Syndicate Information” below.
Stated principal amount:	$10 per security
Denominations:	$10 and integral multiples thereof
Interest:	None
Determination dates:	Quarterly, beginning on November 5, 2007 as follows: #1: November 5, 2007 #2: February 5, 2008 #3: May 5, 2008 #4: August 5, 2008 #5: November 5, 2008 Final: February 5, 2009
Early redemption payment:
If, on any of the first five quarterly determination dates, the index closing value is less than the initial index value, the securities will be automatically redeemed on the third business day following the related determination date for the respective cash payment as follows:
•  1st determination date:  $10.38 to $10.40
•  2nd determination date:  $10.75 to $10.80
•  3rd determination date:  $11.13 to $11.20
•  4th determination date:  $11.50 to $11.60
•  5th determination date:  $11.88 to $12.00
The actual cash payment amount will be determined on the pricing date.

Payment at maturity:
If the securities have not previously been redeemed, you will receive at maturity a cash payment per security as follows:
If the index closing value on the final determination date is:
•   Less than the initial index value:  $12.25 to $12.40 (as determined on the pricing date),
•   Greater than or equal to the initial index value but the index value has not increased to or above the trigger level at any time during the observation  period:  the $10 stated principal amount, or
•   Greater than or equal to the initial index value and the index value has increased to or above the trigger level at any time during the observation period:
$10 times the index performance factor, which may result in a loss of some or all of your investment.

Trigger level:	120% of the initial index value.
Index performance factor:	1 – [(final index value – initial index value) / initial index value]
Initial index value:	The index closing value on the pricing date.
Final index value:	The index closing value on the final determination date.
Observation period:
The observation period is the period of regular trading hours on each index business day on which there is no market disruption event with respect to the underlying index from but excluding the pricing date to and including the final determination date.

Risk factors:	Please see “Risk Factors” on page 9.

July 2007	Page 4

Bear Market Auto-Callable Securities due February 10, 2009
Based Inversely on the Value of the S&P 500® Index

General Information
Listing:
Application will be made to list these securities on the American Stock Exchange LLC under the ticker symbol “SIH”, subject to meeting the listing requirements.  We do not expect to announce whether these securities will meet such requirements prior to the pricing of these securities.  If accepted for listing, these securities will begin trading the day after the pricing date.

CUSIP:	617475611
Minimum ticketing size:	100 securities
Tax consideration:
You should note that the discussion under “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the securities offered under these preliminary terms and is superseded by the following discussion.
Although the Issuer believes the securities should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities.
Assuming this characterization of the securities is respected, the following U.S. federal income tax consequences should result:
•  A U.S. Holder should not be required to recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange; and
•  Upon sale, exchange, early redemption, or settlement of the securities at maturity, a U.S. Holder should recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities.  Such gain or loss should be long-term capital gain or loss if the investor has held the securities for more than one year.
Please read the discussion under “Risk Factors ― Structure Specific Risk Factors” in these preliminary terms and the discussion under “United States Federal Taxation” in the accompanying pricing supplement concerning the U.S. federal income tax consequences of investing in the securities.

Trustee:	The Bank of New York (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the securities through one or more of our subsidiaries.
On or prior to the pricing date, we, through our subsidiaries or others, will hedge our anticipated exposure in connection with the securities by taking short positions in the stocks underlying the SPX Index, in options contracts on the index or its component securities listed on major securities markets, or positions in other available securities or instruments.  Such activity could decrease the SPX Index closing values of the index on the pricing date, and therefore could effectively increase the amount by which the SPX Index must decline on the determination dates before you would receive upon an early redemption or at maturity a payment that exceeds the stated principal amount of the securities.  For further information, see “Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

ERISA:	See “ERISA Matters for Pension Plans and Insurance Companies” in the accompanying preliminary pricing supplement.
Contact:	You may contact your local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York, 10036 (telephone number (866) 477-4776 / (914) 225-7000).

Syndicate Information
Issue price	Agent’s commissions	Principal amount of securities for any single transaction
$10.0000	1.75%	<$999K
$9.9625	1.3750%	$1MM-$2.999MM
$9.9475	1.1875%	$3MM-$4.999MM
$9.9250	1.000%	>$5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the securities distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the securities.  We encourage you to read the preliminary pricing supplement, prospectus supplement and prospectus for this offering.

July 2007	Page 5

Bear Market Auto-Callable Securities due February 10, 2009
Based Inversely on the Value of the S&P 500® Index

How the Securities Work

The following diagrams illustrate the potential outcomes for the securities depending on whether (1) the index closing value is above or below the initial index closing value on any of the six determination dates (including the final determination date) and (2) the index value has increased to or above the trigger level at any time during the observation period.

Diagram #1 – First Five Determination Dates

Diagram #2 – Payout at Maturity if No Early Redemption

For more information about the payout upon early redemption or at maturity in different hypothetical scenarios, see “Hypothetical Examples” below.

July 2007	Page 6

Bear Market Auto-Callable Securities due February 10, 2009
Based Inversely on the Value of the S&P 500® Index

Hypothetical Examples

The following tables illustrate the payout on the securities for a range of hypothetical index closing values on each of the six determination dates and, in Examples 6-10, to illustrate the effect of the trigger level, a hypothetical index value on a random interim date on which we assume the highest index value occurs.

The below examples are based on the following terms:

Terms of Hypothetical Examples
Stated Principal Amount per Security	$10
Initial Index Value:	1,500
Trigger Level:	1,800
Redemption Amount in November 2007	$10.38 per security
Redemption Amount in February 2008	$10.75 per security
Redemption Amount in May 2008	$11.13 per security
Redemption Amount in August 2008	$11.50 per security
Redemption Amount in November 2008	$11.88 per security
Payment at Maturity (if the final index value is below the initial index value)	$12.25 per security

Determination Date	Example 1		Example 2		Example 3
	Hypothetical Index Value	Payout	Hypothetical Index Value	Payout	Hypothetical Index Value	Payout
#1	1,400	$10.38	1,550	—	1,550	—
#2	—	—	1,450	$10.75	1,600	—
#3	—	—	—	—	1,475	$11.13
#4	—	—	—	—	—	—
#5	—	—	—	—	—	—
Total Payout	$10.38 in November 2007		$10.75 in February 2008		$11.13 in May 2008

Determination Date	Example 4		Example 5		Example 6
	Hypothetical Index Value	Payout	Hypothetical Index Value	Payout	Hypothetical Index Value	Payout
#1	1,550	—	1,550	—	1,550	—
#2	1,600	—	1,600	—	1,600	—
#3	1,575	—	1,575	—	1,575	—
#4	1,425	$11.50	1,525	—	1,525	—
#5	—	—	1,490	$11.88	1,490	$11.88
Random interim date	—	—	—	—	1,850	—
Total Payout	$11.50 in August 2008		$11.88 in November 2008		$11.88 in September 2008

In Examples 1 through 5, the values of the underlying index fluctuate over the term of the securities and the underlying index closes below the initial index value of 1,500 on one of the first five determination dates.  However, each example produces a different early redemption payment because the index closing values are less than the initial index value on different determination dates.  Because the index closing value is less than the initial index value on one of the first five determination dates, the securities are automatically redeemed as of the corresponding determination date.  Additionally, Example 6 illustrates that the appreciation of the index to or above the trigger level during the observation period does not affect the payout if the securities are automatically redeemed on one of the first five determination dates.

July 2007	Page 7

Bear Market Auto-Callable Securities due February 10, 2009
Based Inversely on the Value of the S&P 500® Index

Determination Date	Example 7		Example 8		Example 9		Example 10
	Hypothetical Index Value	Payout	Hypothetical Index Value	Payout	Hypothetical Index Value	Payout	Hypothetical Index Value	Payout
#1	1,550	—	1,550	—	1,550	—	1,550	—
#2	1,700	—	1,700	—	1,700	—	1,700	—
#3	1,650	—	1,650	—	1,650	—	1,650	—
#4	1,500	—	1,500	—	1,500	—	1,500	—
#5	1,525	—	1,525	—	1,525	—	1,525	—
Final determination date	900	$12.25	1,575	$10.00	1,725	$8.50	2,100	$6.00
Random interim date	1,830	—	1,645	—	1,845	—	2,100	—
Total Payout at Maturity:		$12.25		$10.00		$8.50		$6.00

■
In Example 7, on the final determination date, the index closing value has decreased to 40% below the initial index value to 900, and the payment at maturity equals $12.25 per security, representing a 22.5% return on your investment.  Even though the index value increased above the trigger level on the random interim date, the payment at maturity is unaffected because the index closing value on the final determination date is less than the initial index value.

■
In Example 8, on the final determination date, the index closing value has increased 5% above the initial index value to 1,575.  But, because the index value has not increased to or above the trigger level at any time during the observation period, the payment at maturity equals $10 per security.

■
In Example 9, on the final determination date, the index closing value has increased to 1,725, which is 15% above the initial index value.  Because the index value increased to 1,845 on the random interim date, which is 23% above the initial index value and is above the trigger level, the payment at maturity equals the $10 stated principal amount times an index performance factor of 0.85, which results in a payment at maturity of $8.50 per security, representing a loss of 15%.

■
In Example 10, on the final determination date, the index closing value has increased to 2,100, which is 40% above the initial index value.  Because the index value has increased above the trigger level, the payment at maturity equals the $10 stated principal amount times an index performance factor of 0.6, which results in a payment at maturity of $6.00 per security, representing a loss of 40%.

July 2007	Page 8

Bear Market Auto-Callable Securities due February 10, 2009
Based Inversely on the Value of the S&P 500® Index

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying preliminary pricing supplement.  We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

Structure Specific Risk Factors

■
Securities do not pay interest nor guarantee return of principal.  The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest nor guarantee payment of the principal amount at maturity.  Instead, if the securities have not previously been automatically redeemed prior to maturity, you will receive, at maturity, for each security that you hold an amount in cash based upon the value of the underlying index, which may be less than the stated principal amount and may be zero, if the underlying index has moved above the trigger level at any time during the observation period.

■
Appreciation potential is limited.  The appreciation potential of the securities is limited by the automatic early redemption feature of the securities and by the maximum payment at maturity to a maximum of $12.25 to $12.40, to be determined on the pricing date, regardless of any larger decline in the index.  If the securities are redeemed, you may not be able to reinvest at comparable terms or returns.  Furthermore, the early redemption feature may limit the term of your investment to as short as three months.

■
Market price influenced by many unpredictable factors.  Numerous factors will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including: the value and volatility of the underlying index, whether the index value has been at or above the trigger level at any time during the observation period, geopolitical conditions and economic, financial, political and regulatory or judicial events, interest and yield rates in the market, time remaining to maturity and creditworthiness of the issuer.  As a result, the market value of the securities will vary and may be less than par at any time prior to maturity and sale of the securities prior to maturity may result in a loss.

■	Adjustments to the underlying index could adversely affect the value of the securities. S&P is responsible for calculating and maintaining the index. S&P can add, delete or substitute the stocks underlying the index or make other methodological changes that could change the value of the underlying index. S&P may discontinue or suspend calculation or dissemination of the index at any time. Any of these actions could adversely affect the value of the securities. S&P may discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the underlying index. MS & Co. could have an economic interest that is different than that of investors in the securities insofar as, for example, MS & Co. is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates. If MS & Co. determines that there is no appropriate successor index, the payout on the securities will be an amount based on the closing prices of the stocks underlying the index at the time of such discontinuance, without rebalancing or substitution, computed by MS & Co. as calculation agent in accordance with the formula for calculating the index last in effect prior to such discontinuance.
■
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if are likely to exclude, commissions paid with respect to the securities, as well as the projected profit included in the cost of hedging the issuer’s obligations under the securities.  In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

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Bear Market Auto-Callable Securities due February 10, 2009
Based Inversely on the Value of the S&P 500® Index

■
The U.S. federal income tax consequences of an investment in the securities are uncertain.  Please read the discussion under “Fact Sheet ― General Information ― Tax Consideration” in these preliminary terms and the discussion under “United States Federal Taxation” in the accompanying pricing supplement (the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of investing in the securities.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the securities, the timing and character of income on the securities might differ from the tax treatment described in the Tax Disclosure Sections.  For example, under one possible characterization, U.S. Holders could be required to accrue original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in these preliminary terms.

Other Risk Factors
■
Secondary trading may be limited.  There may be little or no secondary market for the securities.  Although we will apply to list the securities on the American Stock Exchange LLC, we may not meet the requirements for listing and do not expect to announce whether or not we meet such requirements prior to the pricing of the securities.  Even if there is a secondary market, it may not provide significant liquidity.  MS Co. currently intends to act as a market maker for the securities but is not required to do so. If at any time MS & Co. were to cease acting as a market maker for the securities, it is likely that there would be significantly less liquidity in the secondary market, in which case the price at which you would be able to sell your securities would likely be lower than if an active market existed.  If the securities are not listed on any securities exchange and MS & Co. were to cease acting as a market maker, it is likely that there would be no secondary market for the securities.  Because it is not possible to predict whether the securities will be liquid or illiquid, you should be willing to hold your securities to maturity.

■
Hedging and trading activity by MS & Co. and its affiliates could potentially adversely affect the value of the index.  MS & Co. and other affiliates of ours have carried out and will continue to carry out hedging activities related to the securities (and possibly to other instruments linked to the underlying index or its component stocks), including trading in the stocks underlying the underlying index, as well as in other instruments related to the underlying index.  MS & Co. and some of our other subsidiaries also trade the stocks underlying the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could affect the value of the underlying index and, as a result, could decrease the level below which the underlying index must close before you receive a payment at maturity or upon automatic redemption that exceeds the stated principal amount of the securities.  Additionally, such hedging or trading activities during the term of the securities could potentially affect the values of the underlying index on the determination dates and, accordingly, whether we redeem the securities and the amount of cash you will receive at maturity.

■
Potential adverse economic interest of the calculation agent.  The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests as an investor in the securities.  As calculation agent, MS & Co. will calculate the payment we will pay to you at maturity.  Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or nonoccurrence of market disruption events and the selection of a successor index or calculation of any index closing value in the event of a discontinuance of the underlying index, may affect the payout to you at maturity.  The original issue price of the securities includes the agent’s commissions and certain costs of hedging our obligations under the securities.  The subsidiaries through which we hedge our obligations under the securities expect to make a profit.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected.

■	Issuer’s credit ratings may affect the market value. Investors are subject to the credit risk of the Issuer. Any decline in the Issuer’s credit ratings may affect the market value of the securities.

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Bear Market Auto-Callable Securities due February 10, 2009
Based Inversely on the Value of the S&P 500® Index

Information about the S&P 500® Index

S&P 500® Index

The S&P 500® Index, which is calculated, maintained and published by Standard & Poor’s Corporation, consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of the 500 similar companies during the base period of the years 1941 through 1943.  For additional information about the S&P 500® Index, see the information set forth under “Description of Securities—The Index” in the accompanying preliminary pricing supplement.

License Agreement between Standard & Poor’s® Corporation and Morgan Stanley.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.  See “Description of Securities—License Agreement between Standard & Poor’s® Corporation and Morgan Stanley” in the accompanying preliminary pricing supplement.

Historical Information

The table below sets forth the published high and low index closing values, as well as end-of-quarter index closing values, of the underlying index for each quarter in the period from January 1, 2002 through to June 20, 2007.  The index closing value on June 20, 2007 was 1,512.84.  The graph following the table sets forth the historical performance of the underlying index for the period from January 1, 2002 through to June 20, 2007.  We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification.  The historical values of the underlying index should not be taken as an indication of future performance, and no assurance can be given as to the levels of the underlying index on any determination date.

S&P 500®Index	High	Low	Period End
2002
First Quarter	1,172.51	1,080.17	1,147.39
Second Quarter	1,146.54	973.53	989.82
Third Quarter	989.03	797.70	815.28
Fourth Quarter	938.87	776.76	879.82
2003
First Quarter	931.66	800.73	848.18
Second Quarter	1,011.66	858.48	974.50
Third Quarter	1,039.58	965.46	995.97
Fourth Quarter	1,111.92	1,018.22	1,111.92
2004
First Quarter	1,157.76	1,091.33	1,126.21
Second Quarter	1,150.57	1,084.10	1,140.84
Third Quarter	1,129.30	1,063.23	1,114.58
Fourth Quarter	1,213.55	1,094.81	1,211.92
2005
First Quarter	1,225.31	1,163.75	1,180.59
Second Quarter	1,216.96	1,137.50	1,191.33
Third Quarter	1,245.04	1,194.44	1,228.81
Fourth Quarter	1,272.74	1,176.84	1,248.29
2006
First Quarter	1,307.25	1,254.78	1,294.83
Second Quarter	1,325.76	1,223.69	1,270.20
Third Quarter	1,339.15	1,234.49	1,335.85
Fourth Quarter	1,427.09	1,331.32	1,418.30
2007
First Quarter	1,459.68	1,374.12	1,420.86
Second Quarter (through June 20, 2007)	1,539.18	1,424.55	1,512.84

July 2007	Page 11

Bear Market Auto-Callable Securities due February 10, 2009
Based Inversely on the Value of the S&P 500® Index

S&P 500® Index Performance
January 1, 2002 through June 20, 2007

July 2007	Page 12